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As filed with the Securities and Exchange Commission on April 19, 2002

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

PACIFIC CONTINENTAL CORPORATION
(Exact name of registrant as specified in its charter)

OREGON (State or other jurisdiction of incorporation or organization)	93-1269184 (I.R.S. employer identification no.)

111 West 7th Avenue, Eugene, Oregon 97401 (541) 686-8685
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

1995 Incentive Stock Option Plan
1999 Incentive Stock Option Plan
1999 Director Stock Option Plan
(Full title of plans)

Copies of communications to:
STEPHEN M KLEIN, ESQ.	J. BRUCE RIDDLE
Graham & Dunn P.C.	President and Chief Executive Officer
1420 Fifth Avenue, 33rd Floor	111 West 7th Avenue
Seattle, Washington 98101	Eugene, Oregon 97401
(206) 340-9648	(541) 686-8685

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum Aggregate offering price(2)	Amount of registration fee

Common shares	717,142(1)	$10.97	$7,867,048	$723.77

Notes:

1.
Shares of Registrant's Common Stock issuable upon exercise of options outstanding under the Registrant's 1995 Incentive Stock Option Plan, 1999 Incentive Stock Option Plan, and 1999 Director Stock Option Plan (collectively, the "Plans"), together with an indeterminate number of additional shares which may be necessary to adjust the number of shares reserved for issuance under the Plans as a result of any future stock split, stock dividend or similar adjustment of the outstanding Common Stock, as provided in Rule 416(a) under the Securities Act.

2.
Estimated solely for the purpose of calculating the amount of the registration fee. Pursuant to Rule 457(h)(1) under the Securities Act of 1933, as amended ("Securities Act"), computation is based on the weighted average per share exercise price (rounded to the nearest cent) of outstanding options not yet granted and common shares issuable pursuant to the Plans.

PART II.  INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

        The documents listed below are incorporated by reference in the Registration Statement. In addition, all documents subsequently filed by Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended ("Exchange Act") prior to Registrant's filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

        (a)  The Registrant's Annual Report on Form 10-K for the year ended December 31, 2001, filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, ("Exchange Act"), which contains audited financial statements for the most recent fiscal year for which such statements have been filed.

        (b)  All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report on Form 10-K referred to in (a) above.

        (c)  The common stock of Pacific Continental Bank, Registrant's subsidiary, was registered as a class with the FDIC, under Section 12(g) of the Exchange Act. As a result of a holding company reorganization, Registrant became the successor registrant under Section 12(g) pursuant to SEC Rule 12g-3 by virtue of the Form 8-K12g-3 filed by Registrant as successor registrant of the Bank. Accordingly, since there is no registration statement on file that describes Registrant's securities, a description of the securities is included here.

Item 4.  Description of Securities.

General

        The Registrant's authorized capital stock consists of 10,020,000 shares, of which 10,000,0000 shares are common stock, par value $1.00 per share, and 20,000 shares are preferred stock, $100 par value per share.

Voting Rights

        The holders of Registrant's common stock are entitled to one vote on all matters presented for a vote, including the election of directors. Under Oregon corporate statute, shareholders only have cumulative voting rights if specifically provided for in the Articles of Incorporation. The Articles of Incorporation of the Registrant do not provide that stockholders have cumulative voting rights.

Dividends

        Dividends may be paid on the common stock of the Registrant as and when declared by the Board of Directors out of funds legally available for the payment of dividends. The ability of the Registrant to pay dividends will largely depend upon the amount of dividends paid to it by its subsidiary, Pacific Continental Bank (the "Bank"), and any subsequent acquired operations. Accordingly, the dividend restrictions imposed on the Bank by applicable state banking law will impact the amount of dividends that the Registrant could pay.

No Preemptive Rights

        The Articles of Incorporation of the Registrant provides that no holder of shares of any class of capital stock shall have any preemptive right (i.e. the right of first refusal to acquire shares offered by the Registrant) to acquire unissued shares of capital stock.

Repurchase of Own Shares

        The Registrant generally may repurchase its own shares, subject to certain restrictions under applicable state and federal banking and securities laws, with a particular focus on maintenance of adequate capital.

Liquidation Rights

        In the event of liquidation of the Registrant, shareholders of the Registrant's common stock are entitled to share equally and ratably in the assets remaining after provision for all debts and liabilities and after satisfaction of the liquidation preference with respect to preferred stock, if any. The Board of Directors is authorized to determine the liquidation rights of any preferred stock that may be issued, including priority over the liquidation rights of holders of the Registrant's common stock.

Assessment

        The common stock of the Registrant is fully paid and non-assessable.

Item 5.  Interests of Named Experts and Counsel.

        The validity of the shares offered pursuant to the Plans will be passed upon by Graham & Dunn PC, 1420 Fifth Avenue, 33rd Floor, Seattle, Washington 98101.

Item 6.  Indemnification of Directors and Officers.

        The Articles of Incorporation of the Registrant provides, among other things, for limitation of directors' liability to the Registrant and to their respective shareholders. Accordingly, directors will not incur personal legal liability for actions taken while acting for the Bank or the Registrant within the scope of their employment, which were not the result of conduct finally adjudged to be egregious conduct. Egregious conduct is defined as intentional misconduct, a knowing violation of law, participation in any transaction from which the person will personally receive a benefit in money, property, or services to which that person is not legally entitled, on unlawful distribution under the Oregon Bank Act, or conduct for which the person is adjudged liable to the corporation.

Item 7.  Exemption from Registration Claimed.

        Not applicable.

Item 8.  Exhibits.

Exhibit Number	Description
5.1	Opinion of Graham & Dunn PC, Registrant's legal counsel, regarding legality of the Common Stock being registered
23.1	Consent of Graham & Dunn PC (included in Exhibit 5.1)
23.2	Consent of Zirkle, Long & Trigueiro, LLC
24.1	Powers of Attorney (see the Signature Page and certified resolutions of the Registrant's Board of Directors)
99.1	1995 Incentive Stock Option Plan(1)
99.2	1999 Incentive Stock Option Plan(1)
99.3	1999 Director Stock Option Plan(1)
99.4	Form of Incentive Stock Option Agreement
99.5	Form of Nonqualified Stock Option Agreement

(1)
Incorporated by reference to Exhibits 10.2, 10.3, and 10.5 of the Registrant's Quarterly Report on 10-Q for the quarter ended June 30, 1999.

Item 9.  Undertakings.

        A.  The undersigned Registrant hereby undertakes:

          1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

      (i)
      To include any prospectus required by Section 10(a)(3) of the Securities Act;

      (ii)
      To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

      (iii)
      To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

        Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act that are incorporated by reference in the Registration Statement.

          2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        B.  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        C.  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer of controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Eugene, State of Oregon, on April 9, 2002.

PACIFIC CONTINENTAL CORPORATION

By:	/s/ J. BRUCE RIDDLE J. Bruce Riddle President and Chief Executive Officer

POWER OF ATTORNEY

        Each person whose individual signature appears below hereby authorizes and appoints J. Bruce Riddle and Michael A. Reynolds, and each of them, with full power of substitution and full power to act without the other, as his true and lawful attorney-in-fact and agent to act in his name, place and stead and to execute in the name and on behalf of each person, individually and in each capacity stated below, and to file any and all amendments to this Registration Statement, including any and all post-effective amendments.

        Pursuant to the requirements of the Securities Act, this Power of Attorney has been signed by the following persons in the capacities indicated, on April 9, 2002.

Signature	Title

/s/ J. BRUCE RIDDLE J. Bruce Riddle	President, Director and C.E.O. (Principal Executive Officer)
/s/ MICHAEL A. REYNOLDS Michael A. Reynolds	Vice President and C.F.O. (Principal Financial and Accounting Officer)
/s/ ROBERT A. BALLIN Robert A. Ballin	Director
/s/ DONALD A. BICK Donald A. Bick	Director
/s/ LARRY G. CAMPBELL Larry G. Campbell	Director
/s/ MICHAEL HOLCOMB Michael Holcomb	Director
/s/ MICHAEL D. HOLZGANG Michael D. Holzgang	Director
Donald L. Krahmer	Director

Donald G. Montgomery	Director

James W. Putney	Director
/s/ RONALD F. TAYLOR Ronald F. Taylor	Director

INDEX OF EXHIBITS

Exhibit Number	Description
5.1	Opinion of Graham & Dunn PC, Registrant's legal counsel, regarding legality of the Common Stock being registered
23.1	Consent of Graham & Dunn PC (included in Exhibit 5.1)
23.2	Consent of Zirkle, Long & Trigueiro, LLC
24.1	Powers of Attorney (see the Signature Page and certified resolutions of the Registrant's Board of Directors)
99.1	1995 Incentive Stock Option Plan(1)
99.2	1999 Incentive Stock Option Plan(1)
99.3	1999 Director Stock Option Plan(1)
99.4	Form of Incentive Stock Option Agreement
99.5	Form of Nonqualified Stock Option Agreement

(1)
Incorporated by reference to Exhibits 10.2, 10.3, and 10.5 of the Registrant's Quarterly Report on 10-Q for the quarter ended June 30, 1999.

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PART II. INFORMATION REQUIRED IN REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
Item 4. Description of Securities.
Item 5. Interests of Named Experts and Counsel.
Item 6. Indemnification of Directors and Officers.
Item 7. Exemption from Registration Claimed.
Item 8. Exhibits.
Item 9. Undertakings.
SIGNATURES
POWER OF ATTORNEY
INDEX OF EXHIBITS